aRT purchase agreement

By and between:

MASTERWORKS GALLERY, LLC

and

MASTERWORKS 001, LLC

i

Exhibits and Schedules

Schedule 1A	Painting
Schedule 1B	Auction House Receipt
Schedule 1C	Condition Report

Exhibit 1	Form of Bill of Sale

ii

FORM OF ART PURCHASE AGREEMENT

Dated as of [_________], 2019

This Art Purchase Agreement is entered into as of the date first set forth above (the “Effective Date”) by and between Masterworks Gallery, LLC, a Delaware limited liability company (“Seller”) and Masterworks 001, LLC, a Delaware limited liability company (“Buyer”). Each of Buyer and Seller may be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller is the owner of the Painting (as defined below); and

WHEREAS, the Buyer wishes to purchase, and Seller wishes to sell, the Painting, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the respective covenants, agreements, representations, warranties and indemnities of the Parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties agree as follows:

Article I. INTERPRETATION

Section 1.01 Defined Terms. For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set forth below and grammatical variations of such terms shall have corresponding meanings:

“Acquisition Inquiry” with respect to any Person means an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for nonpublic information made or submitted by or on behalf of the Buyer) that could reasonably be expected to lead to an Acquisition Proposal or an Acquisition Transaction with respect to that Person.

“Acquisition Proposal” with respect to any Person means any offer or proposal (other than an offer or proposal made or submitted by or on behalf of the Buyer) for any Acquisition Transaction or possible Acquisition Transaction with respect to that Person.

“Acquisition Transaction” means any transaction or series of related transactions with a Person or “group” (as defined in the Exchange Act) concerning any transaction that would result in the sale, lease, license or other disposition of the Painting.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Bill of Sale” means the Bill of Sale substantially in the form as attached hereto as Exhibit 1.

“Business Day” means any day, other than a Saturday, Sunday or any statutory holiday in the State of Delaware.

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“Buyer Default” as the meaning set forth in Section 8.01

“Buyer” has the meaning set forth in the Recitals.

“Cash Consideration” has the meaning set forth in Section 2.02.

“Claim” has the meaning set forth in Section 7.04.

“Closing Date” has the meaning set forth in Section 2.05.

“Closing” has the meaning set forth in Section 2.05.

“Contract” means any agreement, indenture, contract, lease, deed of trust, license, option, instrument or other commitment, whether written or oral.

“Direct Claim” has the meaning set forth in Section 7.04.

“Dispute” has the meaning set forth in Section 9.11(a).

“Encumbrance” means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any Contract to create any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Governmental Approvals” has the meaning set forth in Section 4.09.

“Governmental Authority” means any federal, state, local, municipal, domestic, foreign or multinational government, court, arbitrator, regulatory, administrative or other agency, commission or authority or other governmental entity, instrumentality, department, division, unity branch or authority.

“Indemnified Party” has the meaning set forth in Section 7.04.

“Indemnifying Party” has the meaning forth out in Section 7.04.

“Knowledge of” a Person and similar phrases means the knowledge of the Person or its Directors or officers, or any of them, after reasonable inquiry

“Legal Requirements” means any federal, state, local, municipal, domestic, foreign, multinational or other law, statute, constitution, resolution, ordinance, code, edict, decree, rule, regulation, ruling, order or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” means any debt, liability or obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or undeterminable, known or unknown, and whether due or to be become due, including those arising under any Legal Requirement and those arising under any Contract.

“Losses,” in respect of any matter, means all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly or indirectly as a consequence of such matter.

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“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Painting or its condition (financial or otherwise), or (b) the ability of Seller to consummate the transactions contemplated herein on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economy or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the art market; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; or (iv) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on Seller compared to other participants in the art market.

“Notice of Dispute” has the meaning set forth in Section 9.11(b).

“Offerings” has the meaning set forth in Section 3.01(a).

“Painting” has the meaning set forth in Section 2.01(a).

“Permitted Encumbrances” means Liens for taxes, assessments and governmental charges due and being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision has been made and) and the Retained Rights.

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity, however designated or constituted.

“Purchase Price” has the meaning set forth in Section 2.02.

“Related Party” means, (i) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (ii) any Person that holds a Material Interest in such specified Person; (iii) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (iv) any Person in which such specified Person holds a Material Interest; and (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and, for purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act of 1933, as amended; and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Retained Rights” has the meaning set forth in Section 2.01(b).

“Seller Default” has the meaning set forth in Section 8.02.

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“Shares” has the meaning set forth in Section 3.01(a).

“Seller” has the meaning set forth in the Preamble.

“Taxes” has the meaning set forth in Section 4.10.

“Third Party Claim” has the meaning set forth in Section 7.04.

“Third Party” has the meaning set forth in Section 7.06.

“Time of Closing” means 2:00 p.m. (Eastern time) on the Closing Date, or such other time on the Closing Date as Seller and the Buyer may mutually determine.

“Transaction Documents” means, collectively, (i) this Agreement; (ii) the Bill of Sale; and (iii) the other agreements, instruments and documents required to be delivered at the Closing or otherwise required in connection the transactions contemplated herein.

Section 1.02 Interpretation.

(a)	Currency. In this Agreement all amounts expressed using the symbol “$” or “dollar” refer to the lawful money of the United States.

(b)	Number, Gender and Persons. In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

Article II. PURCHASE AND SALE OF ARTWORK

Section 2.01 Sale and Purchase of Painting.

(a)	On the terms and subject to the conditions of this Agreement, Seller agrees to sell, assign and transfer to the Buyer, free and clear of all Encumbrances, other than Permitted Encumbrances, and the Buyer agrees to purchase from Seller, effective as of the Time of Closing, the artwork as described on Schedule 1B and all of Seller’s right, title and interest therein and thereto (collectively, the “Painting”). Seller represents and warrants that the receipt as attached hereto as Schedule 1B is a true and complete copy of the receipt from the auction house pursuant to which the Seller acquired the Painting. Seller represents and warrants that the condition report as attached hereto as Schedule 1C is a true and complete copy of the condition report received by the Seller from its agent, International Art Acquisitions, LLC when it purchased the Painting at a Phillips auction on November 16, 2017, as to the condition of the Painting.

(b)	Notwithstanding Section 2.01(a) or anything herein to the contrary, the Parties acknowledge and agree that, both prior to an following the Closing (as defined below), the Seller shall, along with its affiliates, retain the rights to offer the Painting for sale and to advertise the Painting for sale and to use any intellectual property rights relating to the Painting, whether owned by the Buyer or otherwise, to facilitate the offering and sale of the Painting following the Offering (the “Retained Rights”). The Parties further acknowledge and agree that the Seller may assign the Retained Rights to any Affiliate of Seller. Each of the Parties agree to execute such documents and undertake such actions as reasonably required to effect the intent of this Section 2.01(b).

Section 2.02 Purchase Price. The aggregate purchase price payable by the Buyer to Seller for the Painting shall be $1,815,000 (the “Purchase Price”), which shall be payable in cash or a combination of cash and shares of Buyer representing economic membership interests in Buyer as described below.

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Section 2.03 Transfer Tax and Other Taxes. All sales, transfer and similar taxes payable in connection with the transfer and conveyance of the Painting shall be the responsibility of and shall be paid by Seller.

Section 2.04 No Liabilities Being Assumed. Nothing is this Agreement shall be interpreted as the Buyer assuming any Liability of Seller or any Related Party. Seller shall indemnify and save the Buyer harmless for any Liabilities of Seller or any Related Party.

Section 2.05 The Closing. On the terms and subject to the conditions set forth herein, the closing of the transactions contemplated by this Agreement, including the conveyance of the Painting (the “Closing”), shall take place at the offices of the Buyer following the satisfaction or waiver (by the Party for whose benefit the condition exists) of the conditions to Closing as set forth in Article III, or such other date as may be agreed to by the Parties, each in their sole discretion (such date, the “Closing Date”).

Article III. CLOSING AND CONDITIONS TO CLOSING

Section 3.01 Conditions to Closing in Favor of the Buyer. The occurrence of the Closing is subject to the following terms and conditions for the exclusive benefit of the Buyer, to be performed or fulfilled at or prior to the Time of Closing unless waived in writing by the Buyer:

(a)	Buyer, a Delaware limited liability company shall have completed the following two offerings collectively referred to herein as the “Offerings” for a total aggregate offering price of up to $1,996,500: (i) an offering of up to 99,825 of its Class A Ordinary Shares (the “Class A Shares”) pursuant to Regulation A and (ii) a private placement of up to 64,887 of its Preferred Shares (“Preferred Shares, and together with Class A Shares, “Shares”) pursuant to Rule 506(c) of Regulation D , provided, the size of the Offering of Class A Shares will be reduced on a share-for-share basis to the extent Preferred Shares are sold in the Private Placement, such that aggregate proceeds from both this Offering and the Private Placement will not exceed $1,996,500 and not more than 99,825 shares will be sold in the Offerings on an aggregate basis;

(b)	Seller shall have delivered the documents and items as required by Section 3.03;

(c)	Buyer shall have obtained all necessary approvals with respect to the transactions contemplated herein;

(d)	The representations and warranties of Seller contained in this Agreement shall be true, complete and correct in all material respects at the Time of Closing, other than representations and warranties which are qualified as to materiality, which shall be true, complete and correct in all respects as the Time of Closing;

(e)	All of the terms, covenants and conditions of this Agreement to be complied with or performed by Seller at or before the Time of Closing shall have been complied with or performed in all material respects;

(f)	There shall have been obtained from all appropriate Governmental Authorities such licenses, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained by Seller to permit the change of ownership of the Painting contemplated hereby, in each case in form and substance to the reasonable satisfaction of the Buyer;

(g)	No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Painting contemplated hereby;

(h)	No material damage by fire or other hazard to the whole or any material part of the Painting shall have occurred and no material part of the Painting shall be, or be under the threat of being, appropriated, expropriated or seized by any governmental or other lawful authority; and

(i)	There shall have been no Material Adverse Effect;

Section 3.02 Conditions to Closing in Favor of Seller. The occurrence of the Closing is subject to the following terms and conditions for the exclusive benefit of Seller, to be performed or fulfilled at or prior to the Time of Closing, unless waived in writing by Seller:

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(a)	Buyer shall have delivered the documents and items as required by Section 3.04;

(b)	Seller shall have obtained all necessary approvals of its managers, directors and members with respect to the transactions contemplated herein;

(c)	The representations and warranties of the Buyer contained in this Agreement shall be true, complete and correct in all material respects at the Time of Closing, other than representations and warranties which are qualified as to materiality, which shall be true, complete and correct in all respects as the Time of Closing; and

(d)	All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Buyer at or before the Time of Closing shall have been complied with or performed in all material respects.

Section 3.03 Documents and Items to be Delivered by Seller at the Closing. At the Closing, Seller shall deliver to Buyer:

(a)	A certificate, dated the Closing Date, signed by an authorized officer of Seller, in form and substance reasonably acceptable to Buyer, certifying that each of the conditions set forth in Section 3.01(d) and Section 3.01(e) have been satisfied;

(b)	a certificate of the Secretary of Seller, dated as of the Closing Date, in form and substance satisfactory to Buyer attaching and certifying a certificate of good standing and legal existence of Seller issued by the Secretary of State of the State of Delaware and each jurisdiction in which Seller is licensed or qualified to conduct business as a foreign entity;

(c)	the Bill of Sale, duly executed by an authorized officer of Seller;

(d)	such other documents and items as may reasonably be requested by Buyer to effect the transactions contemplated hereunder.

Section 3.04 Documents and Items to be Delivered by Buyer at the Closing. At the Closing, Buyer shall deliver to Seller:

(a)	The Purchase Price, pursuant to the procedures set forth in Section 3.05;

(b)	A certificate, dated the Closing Date, signed by an authorized officer of Buyer, in form and substance reasonably acceptable to Seller, certifying that each of the conditions set forth in Section 3.02(c) and Section 3.02(d) have been satisfied;

(c)	a certificate of the Secretary of Buyer, dated as of the Closing Date, in form and substance satisfactory to Seller attaching and certifying a certificate of good standing and legal existence of Buyer issued by the Secretary of State of the State of Delaware and each jurisdiction in which Buyer is licensed or qualified to conduct business as a foreign entity;

(d)	the Bill of Sale, duly executed by an authorized officer of Buyer; and

(e)	such other documents and items as may reasonably be requested by Seller to effect the transactions contemplated hereunder.

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Section 3.05 Method of Payment.

(a)	In the event that the Offerings have resulted in net proceeds to Buyer equal to 110% of the Purchase Price, the Purchase Price shall be paid to Seller via wire transfer of immediately available funds pursuant to instructions provided by Seller to Buyer at least three Business Days Prior to the Closing.

(b)	In the event that the Offerings have resulted in net proceeds to Buyer of less than 110% of the Purchase Price, the Purchase Price shall be paid to Seller in a combination of cash and issuance to Seller of Class A Shares. The Buyer shall pay to Seller an amount in cash, via wire transfer of immediately available funds pursuant to instructions provided by Seller to Buyer at least three Business Days Prior to the Closing, in the amount of the net proceeds from the Offering, less an amount sufficient to pay prepaid administrative service fees payable to Masterworks Administrative Services, LLC. In addition, the Buyer shall issue to Seller, as a portion of the Purchase Price, a number of Class A Shares equal to the total number of Shares not sold in the Offerings. Accordingly, if either or both Offerings are not fully subscribed, the number of shares that remain unsold shall be issued to Seller in the form of Class A Shares as partial consideration of the Purchase Price in lieu of cash. Any such Class A Shares delivered to Seller shall be duly and validly issued, fully paid and non-assessable, shall be valued for such purposes at the price at which Class A Shares are sold to investors in the Offerings and shall bear the electronic equivalent of a securities legend indicating that such Shares are restricted securities.

Article IV. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to the Buyer as follows and acknowledges that the Buyer is relying on such representations and warranties in connection with Buyer’s purchase of the Painting and the other transactions contemplated by this Agreement:

Section 4.01 Organization. Seller is a limited liability company, duly formed and organized and validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite power to own or lease its property, to carry on its business as now being conducted by it and to enter into this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder. Seller is duly qualified as a foreign corporation to do business in each jurisdiction other than its state of incorporation in which the nature of its business makes such qualification necessary.

Section 4.02 Authorization. This Agreement and the Transactions Documents have been duly authorized, executed and delivered by Seller and are each a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

Section 4.03 No Other Agreements to Purchase. No person other than the Buyer has any written or oral agreement or option or any right or privilege (whether by law, preemptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from Seller of the Painting.

Section 4.04 No Violation. The execution and delivery of this Agreement and the Transaction Documents by Seller and the consummation of the transactions herein and therein provided for will not result in: (a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Seller under (whether after giving notice, lapsed time or otherwise): (i) any Contract to which Seller is a party or by which any of them or their properties are bound; (ii) any provision of the constituting documents or resolutions of Seller or its managers or members; (iii) any judgment, decree, order or award of any Governmental Authority having jurisdiction over Seller; (iv) any license, permit, approval, consent or authorization held by Seller or necessary to the ownership or control of the Painting; or (v) any applicable Legal Requirement; or (b) the creation or imposition of any Encumbrance on the Painting.

Section 4.05 Painting Ownership. The Painting is owned by Seller as the sole legal and beneficial owner thereof, with good and marketable title thereto, free and clear of all Encumbrances other than Permitted Encumbrances. From and after the Closing, Buyer will have the same good and marketable title to the Painting, free and clear of all Encumbrances other than Permitted Encumbrances, and will be entitled to and enjoy all the same rights and benefits of the Painting as enjoyed by Seller immediately prior to the Closing.

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Section 4.06 Insurance. Seller has the Painting insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect to and including the Time of Closing. Seller is not in default with respect to any of the provisions contained in any insurance policy and have not failed to give any notice or present any claim under any such insurance policy in a due and timely fashion.

Section 4.07 No Expropriation. No part of the Painting has been taken or expropriated by any federal, state, municipal or other authority, nor has any notice or proceeding in respect thereof been given or commenced, nor is Seller aware of any intent or proposal to give any such notice or commence any such proceedings.

Section 4.08 Compliance with Legal Requirements; Licenses. Seller has complied with all Legal Requirements applicable to the Painting or its ownership.

Section 4.09 Consents and Approvals. There is no requirement to make any filing with, give any notice to or to obtain any license, permit, certificate, registration, authorization, consent or approval (“Governmental Approvals”) of, any Governmental Authority as a condition to the lawful consummation of the transactions contemplated by this Agreement. There is no requirement under any Contract relating to the Painting to which Seller is a party or by which it is bound to give any notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment relating to the consummation of the transactions contemplated by this Agreement.

Section 4.10 Tax Matters. All federal, state, county, local and foreign taxes, including without limitation, income, gross receipts, excise, import, ad valorem, property, franchise, license, sales, use, payroll, severance and windfall profits taxes, including any penalty, addition to tax, interest, assessment or other charge imposed thereon (collectively, “Taxes”), due and payable by Seller with respect to the Painting for any period ending prior to the Closing Date have been paid in full, except for those current taxes not yet due. There are no federal, state or local tax Encumbrances upon any of the Painting, and the Painting will be conveyed to the Buyer free and clear of all such Encumbrances. All Tax Returns required to be filed by or with respect to Seller prior to the Closing Date have been filed and all Taxes due as shown thereon have been paid. All such Tax Returns are true, correct and complete and accurately set forth all items to the extent required to be reflected or incurred in such Tax Returns by applicable Legal Requirements. No issues have been raised (or are currently pending) by any Governmental Authority the adverse determination of which could result in an Encumbrance upon the Painting. No waivers of statutes of limitations as to any tax matters have been given or requested with respect to Seller. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party and no person treated as an independent contractor has been reclassified as an employee by any governmental authority. Seller is not a party to any Tax allocation or Tax sharing agreement. There is no obligation to file Tax Returns in any jurisdiction in which Seller currently is not filing such Tax Returns. Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

Section 4.11 Litigation. There are no actions, suits or proceedings (whether or not purportedly on behalf of Seller) pending or, to the Knowledge of Seller, threatened against or affecting, the Painting, at law or in equity or before or by any Governmental Authority. Seller is not aware of any ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.

Section 4.12 No Liabilities. There are no liabilities of Seller or any Related Party, whether or not accrued and whether or not determined or determinable, in respect of which the Buyer may become liable on or after the consummation of the transactions herein provided for.

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Section 4.13 Brokerage. Seller have not dealt with, and is not obligated to make any payment to, any finder, broker, investment banker or financial advisor in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions.

Section 4.14 Full Disclosure. Neither this Agreement nor any document to be delivered by Seller in connection with this Agreement or any certificate, report, statement or other document furnished by or on behalf of Seller in connection with the negotiation of this Agreement (i) contains or will contain any untrue statement of a material fact or (ii) omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading (in either case, a “misrepresentation”). To the Knowledge of Seller, there has been no event, transaction or information which has come to the attention of Seller that has not been disclosed to the Buyer in writing which could reasonably be expected to have a Material Adverse Effect.

Article V. REPRESENTATIONS AND WARRANTIES OF THE BUYER

Buyer represents and warrants to Seller as follows, and acknowledges and confirms that Seller is relying on such representations and warranties in connection with Seller’s sale of the Painting and the other transactions contemplated by this Agreement:

Section 5.01 Organization. Buyer is a corporation duly formed and organized and validly existing under the laws of the state of Delaware and has the corporate power to enter into this Agreement and the Transaction Documents to which it is a party and to perform its respective obligations hereunder and thereunder.

Section 5.02 Authorization. This Agreement and the Transaction Documents have been duly authorized, executed and delivered by Buyer and are each a legal, valid and binding obligation of each of them, enforceable against them by Seller in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

Section 5.03 No Violation. The execution and delivery of this Agreement and the Transaction Documents to which they are party by Buyer and the consummation of the transactions herein provided for will not result in (a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Buyer (whether after giving notice, lapsed time or otherwise): (i) any Contract to which Buyer is a party or by which its properties are bound; (ii) any provision of the constituting documents or resolutions of the board of directors and stockholders of Buyer; (iii) any judgment, decree, order or award of any Governmental Authority having jurisdiction over Buyer; (iv) any license, permit, approval, consent or authorization held by Buyer or necessary to the ownership of the Painting; or (v) any applicable Legal Requirement; or (b) the creation or imposition of any Encumbrance on any of their respective assets.

Section 5.04 Consents and Approvals. There is no requirement for the Buyer to make any filing with, give any notice to or obtain any Governmental Approval of, any Governmental Authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, other than filings required to be made with the SEC under the Exchange Act.

Section 5.05 Brokerage. Buyer has not dealt with, and is not obligated to make any payment to, any finder, broker, investment banker or financial advisor in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions.

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Section 5.06 Full Disclosure. Neither this Agreement nor any document to be delivered by Buyer in connection with this Agreement or any certificate, report, statement or other document furnished by or on behalf of Buyer in connection with the negotiation of this Agreement (i) contains or will contain any untrue statement of a material fact or (ii) omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading (in either case, a “misrepresentation”). To the Knowledge of Buyer, there has been no event, transaction or information which has come to the attention of Buyer that has not been disclosed to the Seller in writing which could reasonably be expected to have a Material Adverse Effect.

Article VI. COVENANTS AND AGREEMENTS

Section 6.01 Painting No-Shop

(a)	Between the Effective Date and the Closing or the termination of this Agreement in accordance with its terms, Seller shall not, and shall cause its Representatives not to, directly or indirectly:

(i)	solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry;

(ii)	furnish any non-public information regarding Seller to any Person who has made an Acquisition Proposal or an Acquisition Inquiry;

(iii)	engage in discussions or negotiations with any Person who has made an Acquisition Proposal or Acquisition Inquiry (other than discussions in the ordinary course of business that are unrelated to an Acquisition Proposal or Acquisition Inquiry, which shall be permitted);

(iv)	approve, endorse or recommend an Acquisition Proposal or Acquisition Inquiry;

(v)	withdraw or propose to withdraw its approval and recommendation in favor of this Agreement and the transactions contemplated herein; or

(vi)	enter into any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or other similar agreement for any Acquisition Transaction.

(b)	From the Effective Date until the termination of this Agreement in accordance with its terms, Seller shall ensure that Seller’s managers, directors or members shall not (i) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize Seller to enter into, any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or contract or other instrument in respect of or relating to an Acquisition Proposal.

(c)	Seller shall promptly, within 36 hours, advise Buyer orally and in writing of any Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof and all material modifications thereto) that is made or submitted by any Person during the period beginning on the Effective Date and ending upon the Closing or the termination of this Agreement in accordance with its terms. Seller shall keep Buyer reasonably informed on a current basis of any material developments in the status and terms of any such Acquisition Proposal or Acquisition Inquiry (including whether such Acquisition Proposal or Acquisition Inquiry has been withdrawn or rejected and any material change to the terms thereof).

(d)	Seller shall immediately cease and cause to be terminated any discussions existing as of the Effective Date with any Person that relate to any Acquisition Proposal or Acquisition Inquiry proposed on or prior to the Effective Date. Seller acknowledges and agrees that any actions taken by or at the direction of a Representative of Seller that, if taken by Seller, would constitute a breach or violation of this Section 6.01 will be deemed to constitute a breach and violation of this Section 6.01 by Seller.

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Section 6.02 Seller Affirmative Covenants. Between the Effective Date and the Closing or the termination of this Agreement in accordance with its terms, Seller shall:

(a)	Use best efforts to maintain and preserve the Painting;

(b)	provide Buyer and its Representatives and agents reasonable access to the books and financial records of Seller at any time during normal business hours prior to the Closing Date, at Buyer’s sole cost and expense, to perform any inspections or evaluations of the Painting or Seller;

(c)	furnish to Buyer true, correct and complete copies of all records, documentation and other information in its possession as Buyer may reasonably request concerning Seller or the Painting;

(d)	permit Buyer to, without any obligation to do so, contact any Governmental Authority about any governmental authorizations or requirements of law concerning Seller or the Painting;

(e)	cooperate with Buyer with respect to all filings, permits or consents that Buyer elects to make or obtain or is required by requirements of law or other Persons to make or obtain in connection with the transactions contemplated herein; and

(f)	provide notice to Buyer as promptly as reasonably practicable upon becoming aware of any event or occurrence capable of causing a material impact on the business of Seller; and

(g)	between the Effective Date and the Closing Date or the earlier termination of this Agreement in accordance with its terms, use commercially reasonable efforts to cause the conditions precedent in Section 3.02 to be satisfied and to complete the actions in Section 3.03.

Section 6.03 Seller Negative Covenants. Between the Effective Date and the Closing or the termination of this Agreement in accordance with its terms, and except as otherwise contemplated by this Agreement or as Buyer shall otherwise consent in writing in advance, Seller will not, and Seller shall cause its Representatives not to, directly or indirectly:

(a)	Amend existing insurance coverage applicable to the Painting so long as such insurance is available at commercially reasonable rates;

(b)	take any action which could be reasonably expected to prevent or materially delay the consummation of the transactions contemplated herein;

(c)	sell, lease or otherwise transfer, or create or incur any lien on the Painting;

(d)	settle or compromise any material claims related to the Painting; or

(e)	agree to take any of the foregoing actions, except as expressly contemplated by this Agreement and the other agreements expressly contemplated hereby.

Section 6.04 Buyer Affirmative Covenants. Between the Effective Date and the Closing or the termination of this Agreement in accordance with its terms, Buyer shall:

(a)	Use its commercially reasonable efforts to undertake and complete the Offering such that the condition in Section 3.01(a) is satisfied;

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(b)	provide Seller and its Representatives and agents reasonable access to the books and financial records of Buyer at any time during normal business hours prior to the Closing Date, at Seller’s sole cost and expense, to perform any inspections or evaluations of the Buyer and the Offering;

(c)	cooperate with Seller with respect to all filings, permits or consents that Seller elects to make or obtain or is required by requirements of law or other Persons to make or obtain in connection with the transactions contemplated herein; and

(d)	provide notice to Seller as promptly as reasonably practicable upon becoming aware of any event or occurrence capable of causing a material impact on the business of Buyer or the Offering; and

(e)	between the Effective Date and the Closing Date or the earlier termination of this Agreement in accordance with its terms, use commercially reasonable efforts to cause the conditions precedent in Section 3.01 to be satisfied and to complete the actions in Section 3.04.

Section 6.05 Confidentiality.

(a)	From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning Seller, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (c) is disclosed without restriction by Buyer or its Affiliates. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information referenced in this Section 6.05(a) by judicial or administrative process or by other requirements of law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(b)	From and after the Closing, Buyer shall, and shall cause its Affiliates to, hold, and shall use their reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning Seller, except to the extent that Buyer can show that such information (a) is generally available to and known by the public through no fault of Buyer, or any of its Affiliates or Representatives; (b) is lawfully acquired by Buyer or any of its Affiliates or Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (c) is disclosed without restriction by Seller or its Affiliates. If Buyer or its Affiliates or Representatives are compelled to disclose any information referenced in this Section 6.05(b) by judicial or administrative process or by other requirements of law, Buyer shall promptly notify Seller in writing and shall disclose only that portion of such information which Buyer is advised by its counsel in writing is legally required to be disclosed, provided that Buyer shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.06 Tax Covenants. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

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Section 6.07 Further Assurances. Following the Effective Date and following the Closing, or until the earlier termination of this Agreement in accordance with its terms, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated herein.

Article VII. SURVIVAL AND INDEMNIFICATION

Section 7.01 Survival; Limitations

(a)	Subject to the limitations and other provisions of this Agreement, the representations and warranties of Buyer and Seller contained herein shall survive the Closing and shall remain in full force and effect until the date that is two years after the Closing Date. Notwithstanding the preceding sentence, any indemnification claim commenced prior to any such expiration shall remain as a valid claim until finally resolved in accordance with the provisions herein. Any claim, for indemnification or otherwise, based upon or arising out of the breach or alleged breach of a representation or warranty must be brought before the expiration of the survival period, or it will be deemed waived.

(b)	All covenants and agreements of the Parties contained herein shall survive the Closing for a period of five years or for the period specified therein. Notwithstanding the preceding sentence, any claim commenced prior to any such expiration shall remain as a valid claim until finally resolved in accordance with the provisions herein.

(c)	Any claim arising out of or in connection with this Agreement must be brought, if at all, within years after the Closing Date, or within such shorter period as may be specified with respect to a particular claim, or it will be deemed waived and released.

Section 7.02 Indemnification by Seller. Seller agrees to indemnify and save harmless the Buyer from all Losses suffered or incurred by the Buyer as a result of or arising directly or indirectly out of or in connection with:

(a)	any breach by Seller of or any inaccuracy of any representation or warranty of Seller contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto (provided that Seller shall not be required to indemnify or save harmless the Buyer in respect of any breach or inaccuracy of any representation or warranty unless the Buyer shall have provided notice to Seller in accordance with Section 7.07 on or prior to the expiration of the applicable time period related to such representation and warranty as set out in Article VI);

(b)	any breach or non-performance by the Seller of any covenant to be performed by it which is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto;

(c)	any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any such Person with Seller (or any Person acting on its behalf) in connection with any transactions contemplated herein; and

(d)	the ownership of the Painting prior to the Time of Closing including, without limitation, any failure by the Seller to pay, satisfy, discharge, perform or fulfil any of the Liabilities related thereto.

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Section 7.03 Indemnification by the Buyer. The Buyer agrees to indemnify and save harmless Seller from all Losses suffered or incurred by Seller as a result of or arising directly or indirectly out of or in connection with:

(a)	any breach by the Buyer of or any inaccuracy of any representation or warranty contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto;

(b)	any breach or non-performance by the Buyer of any covenant to be performed by it which is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto;

(c)	any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any such Person with Buyer (or any Person acting on its behalf) in connection with any transactions contemplated herein; and

(d)	the ownership of the Painting after the Time of Closing including, without limitation, any failure by the Buyer to pay, satisfy, discharge, perform or fulfil any of the Liabilities related thereto.

Section 7.04 Notice of Claim. In the event that a Party (the “Indemnified Party”) shall become aware of any claim, proceeding or other matter (a “Claim”) in respect of which another Party (the “Indemnifying Party”) agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall, as soon as is reasonable, give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available) (i) the factual basis for the Claim; and (ii) the amount of the Claim, if known. If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give such notice on a timely basis.

Section 7.05 Direct Claims. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have sixty (60) days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If all Parties agree at or prior to the expiration of such sixty (60) day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the Parties may agree or shall be determined by a court of competent jurisdiction.

Section 7.06 Third Party Claims. With respect to any Third-Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in the negotiation, settlement or defense of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party’s out-of-pocket expenses as a result of such participation. The Indemnified Party has the right to require the Indemnifying Party to assume control of the negotiation, settlement or defense of the claim and if the Indemnified Party exercises this right, the Indemnified Party shall have the right to participate in the negotiation, settlement or defense of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and the representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defenses). If the Indemnifying Party, being required to assume such control, thereafter fails to defend the Third-Party Claim within a reasonable time, the Indemnified Party shall assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third-Party Claim. If any Third Party Claim is of a nature such that: (a) the Indemnified Party is required by applicable law or the order of any court, tribunal or regulatory body having jurisdiction; or (b) it is necessary in the reasonable view of the Indemnified Party acting in good faith and in a manner consistent with reasonable commercial practices in respect of: (i) a Third Party Claim relating to the Painting; or (ii) a Third Party Claim relating to any Contract which is necessary to the ongoing operations of Seller in respect of the Painting or any material part thereof by a reasonable and prudent operator in substantially the manner in which it has heretofore operated by such Person, in order to avoid material damage to the relationship between the Indemnified Party and any of its major customers or to preserve the rights of the Indemnified Party under such an essential Contract, to make a payment to any Person (a “Third Party”) with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, as the case may be, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third-Party Claim in respect of which such payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

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Section 7.07 Settlement of Third Party Claims. If the Indemnifying Party is not required to assume control of the defense of any Third-Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defense of any Third-Party Claim, the Indemnifying Party shall not settle any Third-Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

Section 7.08 Cooperation. The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

Section 7.09 Right of Set-Off. The Buyer is authorized to the fullest extent permitted by law, to set-off and apply any amount owed to it from Seller hereunder or under any other agreement or arrangement, against any amount which it owes to any of Seller hereunder.

Section 7.10 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 7.11 Force Majeure. No Party shall be liable for any failure or delay in its performance under this Agreement due to causes or events beyond its reasonable control and without its fault or negligence, including, but not limited to, acts of God, acts of civil or military authority, fires, epidemics, floods, earthquakes, riots, wars, sabotage, international trade embargoes, labor shortages or disputes, and governmental actions, which are beyond its reasonable control; provided that the delayed Party: (i) gives the other Party written notice of such cause promptly, and in any event within fifteen (15) days of discovery thereof; (ii) uses its reasonable efforts to correct such failure or delay in its performance. The delayed Party’s time for performance or cure under this Section 7.11 shall be extended for a period equal to the duration of the cause or sixty (days), whichever is less.

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Article VIII. DEFAULT AND TERMINATION

Section 8.01 Default by Buyer. If Buyer fails to perform any of its obligations under this Agreement, or is in breach in any material respect of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, and, if such breach or failure is capable of being cured, such failure or breach has not been cured within 10 days after receipt of notice of such breach by Buyer, then Buyer shall be in default hereunder (such event, a “Buyer Default”). In the event of a Buyer Default, Seller shall be entitled to bring an action for specific performance of this Agreement or to terminate this Agreement pursuant to Section 8.03(d) and proceed against Buyer for payment for any damages actually incurred by Seller as a result of such Buyer Default.

Section 8.02 Default by Seller. If Seller fails to perform any of its obligations under this Agreement, or is in breach in any material respect of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, and, if such breach or failure is capable of being cured, such failure or breach has not been cured within 10 days after receipt of notice of such breach by Seller, then Seller shall be in default hereunder (such event, an “Seller Default”). In the event of an Seller Default, Buyer shall be entitled to bring an action for specific performance of this Agreement or to terminate this Agreement pursuant to Section 8.03(c) and proceed against Seller for payment for any damages actually incurred by Buyer as a result of such Seller Default.

Section 8.03 Termination. This Agreement may be terminated at any time before the Closing Date, as follows:

(a)	by mutual written consent of Seller and Buyer;

(b)

by any of the Buyer or Seller, upon written notice, if there shall be in effect a final non-appealable order, judgment, injunction or decree entered by or with any Governmental Authority restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated herein;

(c)	by Buyer, upon written notice, if there shall have been a Seller Default;

(d)	by Seller, upon written notice, if there shall have been Buyer Default;

(e)	by Buyer, upon written notice, in the event that a Material Adverse Effect has occurred prior to the Closing;

(f)	by either Seller or Buyer if the Closing has not occurred by [___________], provided, however, that the right to terminate this Agreement under this Section 8.03(f) shall not be available to (i) Seller if, as of such time, Buyer has the right to terminate this Agreement pursuant to Section 8.03(c) or in the event that the failure of the Closing to so occur was caused by Seller; or (ii) Buyer if, as of such time, Seller has the right to terminate this Agreement pursuant to Section 8.03(d) or in the event that the failure of the Closing to so occur was caused by Buyer.

Section 8.04 Effect of Termination. In the event of termination of this Agreement pursuant to this Article VIII, this Agreement (other than Article VII, this Article VIII and Article IX) shall become void and of no further force or effect with no liability on the part of any Party hereto; provided, however, that nothing shall relieve any Party hereto from liability for actual damages to the other Parties hereto resulting from a material breach of this Agreement by such Party.

Article IX. MISCELLANEOUS

Section 9.01 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission and receipt) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.01):

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if to the Buyer:

Masterworks 001, LLC

Attn: General Counsel

Spring Place

6 Saint Johns Lane

New York, NY 10013

If to Seller:

Masterworks Gallery, LLC

Attn: General Counsel

Spring Place

6 Saint Johns Lane

New York, NY 10013

with a copy, in each case, to:

Anthony L.G., PLLC

625 N. Flagler Drive

Suite 600

West Palm Beach, Delaware 33401

Attention: John Cacomanolis

Email: jcacomanolis@anthonypllc.com

Section 9.02 Consultation. Subject to applicable Legal Requirements, the Parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any applicable law or regulatory requirement, neither of them shall issue any such press release or make any such public announcement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

Section 9.03 Disclosure. Prior to any public announcement of the transactions contemplated hereby pursuant to Section 9.02, no Party shall disclose this Agreement or any aspects of such transaction except to its managers, directors, senior management, its legal, accounting, financial or other professional advisors, any financial institution contacted by it with respect to any financing required in connection with such transaction and counsel to such institution, or as may be required under by the SEC, or by any other applicable law or any other regulatory authority or stock exchange having jurisdiction.

Section 9.04 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

Section 9.05 Time of Essence. Time shall be of the essence of this Agreement.

Section 9.06 Applicable Law. This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the Parties shall be governed by, the laws of the State of Delaware without giving effect to its conflict of law provisions and each Party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such state and all courts competent to hear appeals therefrom and agrees that all claims in respect of any Action may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any Party to serve legal process in any other matter permitted by law.

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Section 9.07 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

Section 9.08 Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding on and enforceable by the Parties and, where the context so permits, their respective successors and permitted assigns. Other than as set forth in Section 2.01(b), Seller may not assign, transfer or otherwise dispose of all or any part of its rights or obligations hereunder or interest herein without the prior written consent of the Buyer. The Buyer may assign its rights under this Agreement in whole or in part to any other person; provided, however, that any such assignment shall not relieve the Buyer from any of its obligations hereunder.

Section 9.09 Amendment and Waivers. No amendment of this Agreement shall be effective unless signed by all of the Parties. No waiver of any provision of this Agreement shall be binding on any Party unless consented to in writing by such Party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.

Section 9.10 Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE BUYER AND SELLER (AFTER HAVING HAD THE OPPORTUNITY TO CONSULT COUNSEL) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING OR OTHER ACTION AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF CORRELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.11 Dispute Resolution.

(a)	If there is any dispute or controversy relating to this Agreement or any of the Contemplated Transactions (each, a “Dispute”), such Dispute shall be resolved in accordance with this this Section 9.11.

(b)	The Party claiming a Dispute shall deliver to each of the other Parties a written notice (a “Notice of Dispute”) that will specify in reasonable detail the dispute that the claiming Party wishes to have resolved. If Seller and the Buyer are not able to resolve the dispute within five (5) Business Days of a Party’s receipt of an applicable Notice of Dispute, then such Dispute shall be submitted to binding arbitration in accordance with this Section 9.11.

(c)	Any arbitration hereunder shall be conducted in accordance with the rules of the American Arbitration Association then in effect. Seller and the Buyer shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator, and the three arbitrators shall resolve the Dispute. The arbitrators will be instructed to prepare in writing as promptly as practicable, and provide to the Buyer and Seller, such arbitrators’ determination, including factual findings and the reasons on which the determination was based. The decision of the arbitrators will be final, binding and conclusive and will not be subject to review or appeal and may be enforced in any court having jurisdiction over the Parties. Each Party shall initially pay its own costs, fees and expenses (including, without limitation, for counsel, experts and presentation of proof) in connection with any arbitration or other action or proceeding brought under this Section 9.11, and the fees of the arbitrators shall be share equally, provided, however, that the arbitrators shall have the power to award costs and expenses in a different proportion.

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(d)	The arbitration shall be conducted in New York, NY.

Section 9.12 Third-Party Beneficiaries. Except as otherwise specifically set forth herein, this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person (other than the Parties and their permitted assigns) any legal or equitable rights hereunder.

Section 9.13 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.14 Best Efforts. The Parties acknowledge and agree that, for all purposes of this Agreement, an obligation on the part of any Party to use its best efforts or commercially reasonable efforts to obtain any waiver, consent, approval, permit, license or other document shall not require such Party to make any payment to any person for the purpose of procuring the same, other than payments for amounts due and payable to such person, payments for incidental expenses incurred by such person and payments required by any applicable law or regulation.

Section 9.15 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.16 Sections and Headings. The division of this Agreement into Articles, Sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

Section 9.17 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein may be consummated as originally contemplated to the greatest extent possible.

Section 9.18 Expenses. Except as otherwise specifically set forth herein, the Parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

Section 9.19 Counterparts. This Agreement may be executed in counterparts and delivered via facsimile transmission or via email with scan attachment and any such counterpart executed and delivered via facsimile transmission or via email with scan attachment will be deemed an original for all intents and purposes.

[Signature pages follow]

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IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first above written.

Masterworks Gallery, LLC

By:
Name:
Title:

Masterworks 001, LLC

By:
Name:
Title:

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Schedule 1A

Painting

[Description and photo of Painting to be inserted]

Schedule 1B

Auction House Receipt

PHILLIPS

INVOICE

International Art Acquisitions, Inc.
3300 Monroe Avenue
Rochester, NY 14618
United States

ACCOUNT No:	83631
INVOICE No:	NY010717/404/1
BID No:	404
TAX RESALE No:	16-1389365

SALE TITLE:	20th Century & Contemporary Art Evening Sale
SALE DATE:	11/16/17
SALE No:	NY010717
AUCTIONEER:	Henry Highley

LOT No.	DESCRIPTION	HAMMER	BUYER'S PREMIUM	PURCHASE PRICE
18	**Andy Warhol** 1 Colored Marilyn (reversal series)	$1,500,000.00	$315,000.00	$1,815,000.00

Total Purchase Price	$1,815,000.00
Sales Tax	$0.00
Total Amount Payable	**$1,815,000.00**

PLEASE NOTE THAT THE PAYMENT IS DUE IMMEDIATELY AND MUST BE MADE BY THE INVOICED PARTY

The purchase of the lots listed above is subject to the Conditions of Sale set out in the auction catalogue for the above referenced sale.

Bank Transfer Details: Citibank, 322 West 23rd Street, New York, NY 10011, for the account of PHILLIPS, Account No. 58347736, ABA Routing No. 021-000-089, SWIFT:CITIUS33

We reserve the right to charge late payment interest at 12% per annum on the purchase price in accordance with the Conditions of Sale set out in the auction catalogue. For other payment, tax information and collection arrangements, please see the next page.

450 PARK AVENUE NEW YORK NY 10022 TEL +1 212 940 1200 FAX +1 212 924 5401 PHILLIPS.COM

Schedule 1C

Condition Report

PHILLIPS

CONDITION REPORT

PLEASE NOTE: CONDITION REPORTS ARE PREPARED BY THE DEPARTMENT AS A CONVENIENCE TO CLIENTS AND SHOULD BE USED AS A GUIDE ONLY. PHILLIPS USES DUE CARE WHEN PREPARING CONDITION REPORTS, HOWEVER, OUR STAFF ARE NOT PROFESSIONAL RESTORERS OR CONSERVATORS. PROSPECTIVE PURCHASERS ARE IN ALL CASES RESPONSIBLE FOR INSPECTING THE PROPERTY THEMSELVES DURING THE PRE-SALE EXHIBITION OR BY PRIVATE VIEWING. CONDITION REPORTS ARE NOT WARRANTIES AND EACH LOT IS SOLD "AS IS" IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF SALE, AS LISTED IN THE CATALOGUE. SHOULD YOU REQUIRE ANY FURTHER INFORMATION PLEASE CONTACT US AT +1 (212) 940 1260.

DEPT: 20th Century & Contemporary Art - NY
SALE: 20th Century & Contemporary Art Evening Sale, 11/16/2017
SALE NO.: NY010717
LOT NO.: 18

ANDY WARHOL

1 Colored Marilyn (reversal series)
oil and silkscreen inks on canvas
18 1/4 x 13 3/4 in. (46.4 x 34.9 cm)
Executed in 1979.
ESTIMATE: $ 1,500,000 - 2,000,000

CONDITION:

This work is in very good condition. There are fine feather cracks along the turnover edge with associated pinpoint paint losses at the corners. There are a few minute white accretions or losses in places, primarily to the impasto peaks. When examined under ultra-violet light there is an area which fluoresces at the center lower horizontal edge with associated hairline cracking, as visible in the catalogue illustration.

Please note the property title for this lot is *Property from an Important Private American Collection* and the dimensions are 18 1/4 x 13 3/4 in. (46.4 x 34.9 cm) not as stated in the printed catalogue.

450 PARK AVENUE, NEW YORK 10022
TELEPHONE +1 212 940 1260 FAX +1 212 924 3185

Exhibit 1

Form of Bill of Sale

THIS BILL OF SALE made as of ______________, 2019 (this “Bill of Sale”), by Masterworks Gallery, LLC, a Delaware limited liability company (“Seller”), in favor of Masterworks 001, LLC, a Delaware limited liability company (“Buyer”).

For value received, Seller hereby irrevocably and without condition or reservation of any kind, sells, assigns, transfers and conveys to Buyer Andy Warhol, 1 Colored Marilyn (Reversal Series), 1979, oil and silkscreen ink on canvas that was acquired by International Art Acquisitions, Inc., a New York corporation (“Agent”) on Seller’s behalf at a Phillips auction on November 16, 2017 (the “Painting”) and all right to possession and all legal and equitable ownership of the Painting, to have and to hold the Painting unto Buyer, its successors and assigns.

The Painting is being transferred subject to each and all of the provisions, terms, conditions, covenants, representations and warranties contained in the Purchase Agreement by and between Seller and Buyer dated as of __________________, 2019 , and all such provisions, terms, conditions, covenants, representations and warranties of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER

Masterworks Gallery, LLC

By:
Name:
Title: